Exhibit 4.7

PATENT AND TRADEMARK SECURITY AGREEMENT

This Patent and Trademark Security Agreement (this “Agreement”) is entered into as of March 31, 2014 by and among FAAC Incorporated, a Michigan corporation (“FAAC”), Arotech Corporation, a Delaware corporation (“Parent”), and Electric Fuel Battery Corporation, a Delaware corporation (“Electric Fuel”, and together with FAAC and Parent, collectively, the “Grantors”), in favor of Fifth Third Bank, an Ohio banking corporation (the “Lender”), pursuant to the Credit Agreement referred to below.

RECITALS

A.           FAAC, such other persons that from time to time becomes parties thereto as borrowers (collectively, with FAAC, the “Borrowers”), Parent, and Lender entered into an Amended and Restated Credit Agreement dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, including any agreement entered into in replacement thereof, the “Credit Agreement”), pursuant to which Lender has agreed, subject to certain terms and conditions, to extend credit and make certain other financial accommodations available to the Borrowers.

B.           In connection with the Credit Agreement, each of the Grantors and the Lender have entered into Security Agreements each dated as of April 30, 2012 (as amended, supplemented, restated or otherwise modified from time to time, including any agreements entered into in replacement thereof, collectively, the “Security Agreements”), pursuant to which the Grantors have granted to the Lender a security interest in each Grantor’s assets to secure all present and future Liabilities (as therein defined) of the Borrowers.

C.           Pursuant to the terms of the Security Agreements, the Grantors pledged, assigned and granted to the Lender a security interest in, among other assets, all patents and patent applications and all trademarks and trademark applications of each Grantor.

AGREEMENT

In consideration of the recitals set forth above and the mutual agreements contained herein and in the Credit Agreement and the other Loan Documents, the Grantors hereby grant to the Lender to secure the Liabilities (as defined in each respective Security Agreement), a continuing security interest in all of each Grantor’s right, title and interest in, to and under the following, whether now owned by or owing to, or hereafter acquired by or arising in favor of any Grantor (including as identified by any trade name or any derivations thereof):

(1)
each unregistered patent, patent registration and patent application, including, without limitation, each patent and patent application referred to in Schedule 1 attached hereto, together with any renewal thereof;

(2)	each patent license to which any Grantor is a party, including, without limitation, each patent license listed on Schedule 1 attached hereto;

(3)
all products and proceeds of the foregoing, including, without limitation, any and all claims by any Grantor against third parties for past, present or future infringement of any patent, including, without limitation, any patent referred to in Schedule 1 attached hereto, any patent issued pursuant to a patent application referred to in Schedule 1 attached hereto and any patent licensed under any patent license listed on Schedule 1 attached hereto (items 1 through 3 being herein collectively referred to as the “Patent Collateral”);

(4)
each unregistered trademark, trademark registration and trademark application, including, without limitation, each trademark and trademark application referred to in Schedule 2 attached hereto, together with any renewal thereof;

(5)	each trademark license to which any Grantor is a party, including, without limitation, each trademark license listed on Schedule 2 attached hereto;

(6)
all products and proceeds of the foregoing, including, without limitation, any and all claims by any Grantor against third parties for past, present or future infringement of any trademark, including, without limitation, any trademark referred to in Schedule 2 attached hereto, any trademark issued pursuant to a trademark application referred to in Schedule 2 attached hereto and any trademark licensed under any trademark license listed on Schedule 2 attached hereto (items 4 through 6 being herein collectively referred to as the “Trademark Collateral”);

The security interests granted to the Lender herein are granted in furtherance, and not in limitation of, the security interests granted to the Lender pursuant to the Security Agreements and nothing in this Agreement shall limit or otherwise modify the security interests granted in the Security Agreements.  Each Grantor acknowledges and affirms that the rights and remedies of the Lender with respect to the security interest in the Patent Collateral and the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreements, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Security Agreements, the terms of the Security Agreements shall govern.  All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Security Agreements.

[Signature pages follow]

IN WITNESS WHEREOF, the Grantor has executed this Agreement as of the date first set forth above.

UEC ELECTRONICS, LLC

By:	/s/ Thomas J. Paup
Name:	Thomas J. Paup
Title:	Treasurer

FIFTH THIRD BANK

By:	/s/ Thomas J. Randall
Name:	Thomas J. Randall
Its:	Vice President

ELECTRIC FUEL BATTERY CORPORATION

By:	/s/ Thomas J. Paup
Name:	Thomas J. Paup
Title:	Treasurer